June 2022

Dear Fellow Shareholders,

We would like to begin by saying thank you for your interest in Apollo Investment Corporation (“AINV” or the “Company” or “we”). We are pleased to present you with the annual report for AINV for the fiscal year ended March 31, 2022.

AINV remains focused on investing in senior secured loans to middle market companies sourced by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc. (“Apollo”) and MidCap Financial.i We believe AINV greatly benefits from its affiliation with Apollo, a high-growth global alternative asset manager with approximately $513 billion of assets under management as of March 31, 2022. Being part of Apollo’s platform provides AINV with significant scale and differentiated access to information. We are able to avail ourselves of the expertise of Apollo’s 660 investment professionals globally. Moreover, we believe AINV’s ability to invest in loans sourced by MidCap Financial is also one of our most significant competitive advantages, providing us with a wide origination funnel which allows for investment selectivity. MidCap Financial, which is discretionally managed by Apollo, is one of the world’s leading middle market debt origination businesses, with $21.3 billion of annual originationsii and with its own team of 250 investment professionals.

From an operating environment perspective, the year was less challenging than last year. Many of the issues that our portfolio companies faced due to the pandemic moderated. Our approach to credit underwriting, asset selection, and portfolio construction contemplates the potential for economic weakness. This approach has resulted in what we believe to be a high quality well-diversified corporate lending portfolioiii which has proven to be relatively resilient from the economic challenges created by the pandemic, and which we believe is well-positioned for the current operating environment which is characterized by elevation inflation, higher interest rates, and other geopolitical factors. With the portfolio repositioning that we have accomplished over the last several years, we believe AINV’s corporate lending portfolioiii is well-positioned for the current evolving environment.

AINV continued to successfully execute on its de-risking investment strategy during the year. We made significant progress increasing our exposure to first lien corporate loans, and at the same time, we significantly reduced our exposure to non-coreiv and junior capital positions. Corporate lending assetsiii represented 83% of the total portfolio at the end of the year. We also made progress improving the risk profile of our corporate lending portfolio by increasing our exposure to first lien floating rate loans. At the end of the year, first lien debt represented 94% of the corporate lending portfolio. Another helpful way to demonstrate the senior orientation of the corporate lending portfolio is to highlight the attachment point of our investments. At the end of the year, the weighted average attachment pointv of our corporate lending portfolio was 0.2 times which means that AINV’s investments are at the top of capital structure which means our debt investments have the highest repayment priority if the borrower has financial issues.

We are pleased to report that we were able to monetize a meaningful amount of non-core assetsiv during the year, and as a result, non-core assets have declined to a nominal amount of the portfolio. Non-core assetsiv are higher on the risk spectrum and have more volatile results. We also intend to reduce our investment in Merx Aviation, our aircraft leasing portfolio company in the coming year by selling aircraft and de-emphasizing the aircraft servicing business. At the end of the year, Merx Aviation represented 12% of AINV’s total portfolio.

Our financial performance this past year was negatively impacted by the performance of certain non-core asserts. For the year, total investment income was $213.2 million, net investment income was $96.0 million, net investment income per share was $1.49, and GAAP earnings per share was $1.28. NAV per share was $15.79 at the end of the year. With the total return provision in our incentive fee calculation, which nets the impact of realized and unrealized gains and lossesvi incentive fees were below the stated fee rates. The Board of Directors declared a 31-cent base distribution and a 5-cent supplement distribution per share in each quarter during the year. Total distribution declared during the year were $1.44 per share. The total return to our stockholders for the year was 7.4%.vii

Throughout the year, AINV was focused on operating within its target leverage range. AINV’s net leverage ratio viii was 1.51x at the end of the year, in the middle of its target range. Gross fundings of $1.14 billion were mostly offset by $1.07 billion of sales and repayments. Net fundings for the year were $66 million. Likewise, new lending commitments were in large part offset by the exit of commitments. During the year, the Company made $941 million in new investment commitmentsix to 82 different borrowers. Consistent with our investment strategy, 100% of new debt commitments were first lien, 97% were floating rate and 94% were made pursuant to our co-investment order.x Also, during the year, the Company exited approximately $814 million of investment commitments including $132 million of second lien commitments. We ended the year with a $2.52 billion investment portfolio, at fair value, deployed across 139 borrowers in 26 different industries.

We ended the year with a solid balance sheet and strong liquidity. During the year, we focused on diversifying and extended the maturity profile of our funding sources. In July 2021, we took advantage of low interest rates and strong investor demand to issue $125 million of five-year unsecured debt. We believe that increasing the fixed rate unsecured portion of our liabilities enhances our financial flexibility and provides AINV with the potential for higher earnings if interest rates continue to rise. This debt issuance has proven to be particularly well-timed given that interest rates and credit spreads have increased markedly since issuance. We are also pleased that in July 2021, Kroll Bond Rating Agency affirmed our investment grade credit rating.

Longer-term we believe the direct lending market is poised for continued growth due to the strong growth in private equity capital targeting middle market companies. Middle market companies and their private equity sponsors are increasingly opting for private debt solutions over broadly syndicated loans. We believe AINV is well-positioned to benefit from this ongoing trend.

As we look ahead, we are confident that we have put AINV on the right path to generate stable and attractive returns for our shareholders. Our corporate lending portfolio is extremely well-positioned to weather potential economic weakness. We have an experienced leadership team that has managed through multiple economic cycles.

In closing, we thank you for investment in Apollo Investment Corporation.

Sincerely,

John Hannan	Howard T. Widra

Chairman	Chief Executive Officer and Director

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: macro- and micro-economic impact of the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic; actions taken by governmental authorities to contain the COVID-19 pandemic or treat its impact; the impact of the COVID-19 pandemic on our financial condition, results of operations, liquidity and capital resources; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the COVID-19 Developments section and additional disclosure in our Form 10-K for the period ended March 31, 2022.

[i]

MidCap Financial refers to MidCap FinCo Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, and its subsidiaries, including MidCap Financial Services, LLC. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc., pursuant to an investment management agreement between Apollo Capital Management, L.P. and MidCap FinCo Designated Activity Company.

ii	Based on the last twelve months as of March 31, 2022.
iii	Corporate lending portfolio includes leveraged lending, life sciences, franchise finance, asset based, and lender finance.
iv	Non-core assets include oil & gas, structured credit, renewables, shipping, and commodities.
[v]	The attachment point refers to the level of debt which is senior to our position in terms of payment priority.
vi	See the Company’s most recent Form 10-K for a detailed description of the Investment Advisory Management Agreement.
vii

Total shareholder return is total amount returned to stockholders expressed as a percentage including the change in the stock price plus distributions received assuming distributions are reinvested in the Company’s stock. From March 31, 2021 through March 31, 2022. Source: Bloomberg.

viii

The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

ix	Excludes non-core and legacy assets.
[x]

On March 29, 2016, the Company received an exemptive order from the Securities and Exchange Commission permitting greater flexibility to participate in co-investment transactions with certain of its affiliates where terms other than price and quantity are negotiated, subject to the conditions included therein.

Additional Notes

Portfolio data at fair value unless otherwise specified.

All references to “year” refer to the Company’s fiscal year, unless otherwise specified. The Company’s fiscal year ends March 31st.

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